Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
UP Fintech Holding Limited:

We consent to the use of our report dated April 28, 2021, with respect to the consolidated financial statements of UP Fintech Holding Limited and its subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

KPMG Huazhen LLP

Beijing, China

June 7, 2021